Exhibit 99.1
NOTE: THIS PRESS RELEASE IS AN UPDATED VERSION OF
THE RELEASE ISSUED APRIL 25, 2006
MERCANTILE BANCORP, INC. ANNOUNCES REVISED
FIRST QUARTER 2006 EARNINGS
Quincy, IL, May 4, 2006 – Mercantile Bancorp, Inc. (AMEX: MBR) today announced it is making a revision to its previously reported financial results for the first quarter of 2006 due to the settlement of a lawsuit related to a new retail brokerage operation. On April 26, 2006, the Company settled a lawsuit initiated by an independent brokerage firm. The settlement resulted in a $450 thousand increase in noninterest expense and a $171 thousand decrease in the provision for income taxes, or a decrease of $279 thousand to previously reported first quarter net income. Net income for the quarter ended March 31, 2006 will be revised downward to $1.9 million, or $0.99 per share. The company previously reported unaudited net income of $2.2 million, or $1.13 per share, for the first quarter.
“The lawsuit settlement resulted from action by an independent brokerage firm against several parties, including the company’s affiliate, Farmers State Bank of Northern Missouri (Farmers),” said Dan S. Dugan, Chairman, President and CEO. “The independent brokerage firm formerly employed several registered representatives hired by Farmers to staff its retail brokerage operation in St. Joseph, Missouri. The suit alleged that Farmers misappropriated confidential and proprietary trade secrets from the brokerage firm. Initially, we had concluded that the allegations lacked merit and Farmers would defend the suit vigorously. However, after further reviewing the circumstances, we determined that both the monetary cost and the amount of management time required to defend ourselves outweighed the cost of settling prior to trial. Accordingly we elected to settle. The company has not admitted wrongdoing in connection with the settlement.”
“Notwithstanding the adjustment, our operating performance in the first quarter was strong,” Dugan said. “Although the interest rate environment has been difficult recently, we are well-positioned to manage through this challenging period.”
Note: the remainder of this earnings release is a revision of the earlier release as impacted by the new adjustment.
Mercantile Bancorp, Inc (AMEX: MBR), citing the effects of continued growth in its loan portfolio and noninterest income, offset by the impact of increased cost of funds and increased noninterest expense, today reported unaudited net income for the quarter ended March 31, 2006 of $1.9 million, or $.99 per share. This compares with net income of $2.0 million, or $1.03 per share, in the first quarter a year ago.
“Banking is experiencing an industry-wide shrinkage in net interest margin due to a narrowing of the gap between short and long-term interest rates,” said Dan S. Dugan, chairman, president and chief executive officer. “The flat yield curve environment resulted in pressure on our net interest margin and made for a challenging quarter.

“Lending remained strong during the quarter across all categories. This reflects the robust economy in both our markets and the nation as a whole. We also saw growth in noninterest income as the level of activity and the volume of transactions generating customer service and asset management fees grew,” Dugan added.
Net interest income in the first quarter was $9.0 million, an increase of 7.3 percent over net interest income of $8.3 million in the first quarter last year. The increase was due to the growth in the loan portfolio, partially offset by a decline in net interest margin from 3.44% for the first quarter last year to 3.40% for the first quarter of 2006.
Noninterest income in the first quarter rose by 17.7 percent to $2.3 million from $2.0 million in the comparable period last year. Growth was realized on most categories with the largest increase coming from brokerage fees, which grew 157% in the first quarter of 2006 compared to the first quarter last year. The majority of this growth was attributable to the establishment of a new brokerage operation in the third quarter of 2005 at the company’s branch in St. Joseph, Missouri.
Noninterest expense rose by 13.6 percent to $7.8 million from $6.9 million in the same period the prior year, primarily due to the $450 thousand settlement of the lawsuit related to the brokerage operation. This expense caused the company’s efficiency ratio to increase to 69% for the first quarter of 2006, compared to 66% for the same period in 2005. However, excluding the settlement expense, the efficiency ratio would have improved to 65% in 2006, which is indicative of a continuing focus on control of overhead costs, the company said. “In a difficult rate environment, it is particularly important to control noninterest expense. The fact that we were able to control costs related to our core operations even as our loan portfolio continued to grow has been a factor in our ability to generate increased earnings in a challenging business environment,” Dugan noted.
The company’s solid financial condition was evident in its balance sheet as of the end of the first quarter. Cash and equivalents stood at $45.9 million. Total loans grew to $871.8 million from $784.4 million at the same time a year earlier. Total assets at quarter-end stood at approximately $1.1 billion compared with $1.0 billion as of the end of the first quarter last year. Deposits stood at $965.3 million, an increase of about 9 percent from their level of $885.0 million a year earlier. Stockholders’ equity increased to $92.7 million from $87.0 million at March 31, 2005.
The company’s strategic investments continued to yield positive results as the banks in which the company has acquired minority equity interests continue to grow and improve profitability.
“Investments in other banking institutions have been a small, although integral, part of our strategy for growth,” Dugan stated. “We have been prudent in our investments in other banking institutions but at the same time we have not limited ourselves to any specific area. This gives us a great deal of flexibility in how we manage these investments to generate the maximum possible return for our shareholders.
“Recently, we announced the first instance in which we were able to realize a specific return on one of our investments,” Dugan stated. “NorthStar Bancshares, in which we have invested approximately $3.8 million, agreed to be acquired by another banking institution, Enterprise Financial Services Corp. As a result of that transaction, we expect to receive approximately $6.6 million in cash and Enterprise common stock when it closes. This should result in a gain of about

$2.8 million and a return on our investment of between 15 and 16 percent, which we expect to record in the second or third quarter of this year. This gain is a validation of one facet of our strategy to generate increased value for our shareholders beyond that we could achieve from the operations of our majority-owned affiliates.”
Commenting on the outlook for the balance of 2006 Dugan said that Mercantile’s performance would hinge upon the direction of interest rates. “We are in a strong position to continue growing loans, deposits and noninterest income. The economy remains strong and shows no sign of weakening. We expect that trend to continue for the remainder of the year. We have also introduced a number of new products and product enhancements both for our retail and commercial customers that should further enhance our competitive strength. For example we are offering health savings accounts and a newly redesigned commercial sweep account.
“However, we are at a point in the interest rate cycle where the current disruption in the relationship between long-term rates and short-term rates may be a limiting factor in our ability to grow earnings if it persists. We are optimistic that the Federal Reserve Board will act in some manner to normalize the situation. When that happens, the pressure on our interest margin we have been experiencing should be reduced and our margins should improve,” Dugan stated.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 5 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com. This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
-Tables Follow-

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
REVISED

	March 31,	December 31,
	2006	2005
	(In Thousands)
	(Unaudited)
ASSETS

Cash and cash equivalents	$45,881	$44,154
Securities	155,029	165,066
Loans held for sale	3,836	3,635
Loans, net of allowance for loan losses	859,632	849,566
Premises and equipment	18,507	18,242
Interest receivable	7,675	7,896
Cash surrender value of life insurance	16,101	15,930
Other	34,084	33,335

Total assets	$1,140,745	$1,137,824

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$965,342	$946,129
Short-term borrowings	15,928	32,587
Long-term debt	48,870	51,720
Interest payable	3,706	3,134
Other	6,396	5,205

Total liabilities	1,040,242	1,038,775

Minority Interest	7,757	7,561

Total stockholders’ equity	92,746	91,488

Total liabilities and stockholders’ equity	$1,140,745	$1,137,824

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
REVISED

	Three Months Ended
	March 31,	March 31,
	2006	2005
	(In Thousands)
	(Unaudited)
Interest Income:
Loans and fees on loans	$14,734	$11,747
Securities:
Taxable	1,220	1,208
Tax exempt	443	373
Other	277	199

Total interest income	16,674	13,527

Interest Expense:
Deposits	6,790	4,503
Short-term borrowings	274	105
Long-term debt	658	575

Total interest expense	7,722	5,183

Net Interest Income	8,952	8,344
Provision for Loan Losses	635	549

Net Interest Income After Provision for Loan Losses	8,317	7,795

Noninterest Income:
Fiduciary activities	485	450
Brokerage fees	319	124
Customer service fees	822	737
Other service charges and fees	170	152
Net gains on loan sales	144	90
Other	395	431

Total noninterest income	2,335	1,984

Noninterest Expense:
Salaries and employee benefits	4,400	4,102
Net occupancy expense	471	384
Equipment expense	443	395
Professional fees	328	298
Postage and supplies	245	240
Other	1,898	1,433

Total noninterest expense	7,785	6,852
Minority Interest	225	94

Income Before Income Taxes	2,642	2,833
Income Taxes	718	816

Net Income	$1,924	$2,017

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS
REVISED

	Three Months Ended
	March 31, 2006	March 31, 2005
	(Dollars In Thousands
	except share data)
	(Unaudited)
EARNINGS AND PER SHARE DATA
Basic Earnings Per Share	$.99	$1.03
Weighted average shares outstanding	1,949,415	1,963,680
Cash dividends paid per share	$.24	$.06
Book value per share	$47.58	$44.30
Tangible book value per share (1)	$43.73	$41.02
Ending number of common shares outstanding	1,949,415	1,963,680

AVERAGE BALANCES
Assets	$1,139,794	$1,043,374
Securities	$160,796	$170,603
Loans (2)	$860,351	$774,289
Earning assets	$1,053,529	$968,939
Deposits	$952,199	$876,595
Interest bearing liabilities	$929,410	$854,892
Stockholders’ equity	$92,913	$86,488

END OF PERIOD FINANCIAL DATA
Net interest income	$8,952	$8,344
Loans (2)	$871,795	$784,427
Allowance for loan losses	$8,327	$7,362

PERFORMANCE RATIOS
Return on average assets	.68%	.78%
Return on average equity	8.40%	9.46%
Net interest margin	3.40%	3.44%
Interest spread	3.01%	3.16%
Efficiency ratio (3)	69%	66%
Allowance for loan losses to loans (2)	.96%	.94%
Allowance as a percentage of non-performing loans	163%	189%
Average loan to deposit ratio	90%	88%
Dividend payout ratio	24.24%	5.83%

ASSET QUALITY
Net charge-offs	$361	$302
Non-performing loans	$5,095	$3,895
Other non-performing assets	$510	$800

(1)	Net of goodwill and core deposit intangibles

(2)	Loans include loans held for sale and nonaccrual loans

(3)	Does not include securities gains/losses
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